Exhibit 99.2

Advanced Merger Partners, Inc. Announces Closing of $287.5 Million Initial Public Offering

New York, NY, March 4, 2021 – Advanced Merger Partners, Inc. (the “Company”) announced today the closing of its initial public offering of 28,750,000 units, which included the full exercise of the underwriters’ over-allotment option. The offering was priced at $10.00 per unit, generating total gross proceeds of $287,500,000.

The units are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “AMPI.U”. Each unit consists of one share of the Company’s Class A common stock and one-sixth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and redeemable warrants are expected to be listed on the NYSE under the symbols “AMPI” and “AMPI WS,” respectively.

Goldman Sachs & Co. LLC acted as sole book running manager in the offering. Roberts & Ryan Investments, Inc. acted as co-manager.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange

Commission (“SEC”) on March 1, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282; Telephone: 1-866-471-2526; E-mail: Prospectus-ny@ny.email.gs.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Advanced Merger Partners, Inc.

Advanced Merger Partners, Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by an affiliate of Houlihan Lokey, Inc., a global investment bank with expertise in mergers and acquisitions, capital markets, financial restructuring, and valuation, and an affiliate of Saddle Point Management, L.P., a NewYork-based registered investment adviser. The Company has not selected any specific business combination target and may pursue an acquisition opportunity in any industry or sector for its initial business combination.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contacts

Advanced Merger Partners, Inc.

Roy J. Katzovicz; John Mavredakis

(212) 951-1223

ampinfo@saddlept.com